QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto Array BioPharma Inc. (303) 386-1193 thaugeto@arraybiopharma.com

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE
FIRST QUARTER OF FISCAL 2004

        Boulder, Colo., (November 3, 2003)—Array BioPharma Inc. (NASDAQ: ARRY) today reported financial results for the first quarter of fiscal 2004, ended September 30, 2003.

        During the first quarter of fiscal 2004, Array reported total revenue of $7.2 million, compared to $10.5 million during the same period in fiscal 2003. Net loss was $5.9 million, or ($0.21) per share, for the first quarter, compared to a net loss of $1.2 million, or ($0.04) per share, for the comparable quarter in fiscal 2003. Array ended the first quarter of fiscal 2003 with $28.9 million in cash and marketable securities.

        "During the quarter, Array made significant progress on its proprietary product programs," said Robert E. Conway, Chief Executive Officer. "We are particularly excited about the rapid advancement of our lead clinical candidate in our MEK oncology program. We anticipate an IND filing for this clinical candidate in fiscal 2004, and discussions are underway with potential partners to advance clinical development and commercialization."

        Highlights during the first quarter of fiscal 2004 include:

  •
  Increasing investment in Array's proprietary research to $4.0 million for the current quarter, compared to $2.0 million for the same period last fiscal year.

  •
  Continuing GLP toxicology testing for Array's MEK oncology clinical candidate with the anticipation of completing the safety assessment for the Investigational New Drug (IND) application prior to the end of 2003.

  •
  Progressing development of additional proprietary programs, which are in preclinical testing, for oncology and inflammation indications. We anticipate nominating a clinical candidate from one or more of these programs during fiscal 2004.

  •
  Advancing one additional proprietary lead generation program into lead optimization based on potent activity in several proprietary chemical compounds.

  •
  Investing additional resources in other proprietary programs that are in lead generation with the expectation of moving additional programs into lead optimization in fiscal 2004.

  •
  Initiating a drug discovery collaboration with GenPath Pharmaceuticals, Inc. to identify small molecule drugs against a proprietary GenPath target using the Array Discovery Platform. Array will receive research funding and be entitled to receive milestone payments based on the selection and progress of a development candidate.

  •
  Receiving a milestone payment from a major Japanese pharmaceutical company for Array's successes in creating a series of small molecule drug leads against a proprietary target.

        Array will hold a conference call on Tuesday, November 4, 2003, at 9:00 a.m. eastern time to discuss these results and Array's earnings guidance for fiscal 2004. If there is any additional information provided during this call, it will be available on a replay of the call and as a web cast on www.arraybiopharma.com. Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

CONFERENCE CALL INFORMATION

Date:	Tuesday, November 4, 2003
Time:	9:00 a.m. eastern time
Toll-Free:	(800) 478-6251
Toll:	(913) 981-5558
Pass Code:	772295
Web Cast:	www.arraybiopharma.com

        There will be a replay of the conference call for one week, which can be accessed in the United States by dialing toll-free (888) 203-1112, and outside the United States (719) 457-0820. The access code is 772295. Replay of the call will also be available as a web cast on Array's web site at www.arraybiopharma.com.

About Array BioPharma:

        Array BioPharma is a drug discovery company creating new small molecule drugs through the integration of chemistry, biology and informatics. Our experienced scientists utilize a comprehensive set of drug discovery technologies—which we call the Array Discovery Platform®—to invent drugs in collaboration with leading pharmaceutical and biotechnology companies and for our own pipeline of proprietary drug candidates. For more information on Array BioPharma, please visit our web site at www.arraybiopharma.com.

Array Forward-Looking Statement:

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on Form 10-K for the fiscal year ended June 30, 2003, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to collaborate with and fund third parties on their drug discovery activities, the ability of our collaborators and of Array to meet drug discovery objectives tied to milestones and royalties, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, and our ability to attract and retain experienced scientists and management. We are providing this information as of November 3, 2003. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc.
Condensed Statement of Operations
(in thousands, except per share amounts)

	Three Months Ended September 30,
	2003	2002
	(unaudited)
Revenue	$7,195	$10,504
Cost of revenue*	5,021	6,000
Research and development expenses:
for collaborations*	2,231	1,838
for proprietary drug discovery	4,032	2,050
Selling, general and administrative expenses*	1,940	2,086

Total operating expenses	13,224	11,974

Loss from operations	(6,029)	(1,470)
Interest income	92	256

Net loss	$(5,937)	$(1,214)

Basic and diluted net loss per share	$(0.21)	$(0.04)

Number of shares used to compute per share data	28,261	27,558

*Includes compensation related to option grants
Cost of revenue	$246	$265
Research and development for collaborations	164	177
Selling, general and administrative expenses	129	134

Total	$539	$576

Summary Balance Sheet Data
(in thousands)

	September 30, 2003	June 30, 2003
	(unaudited)
Cash, cash equivalents and marketable securities	$28,914	$34,130
Property, plant and equipment, gross	54,484	53,939
Working capital	35,713	39,453
Total assets	78,404	83,830
Stockholders' equity	72,487	77,714

###

QuickLinks

  Exhibit 99.1
Array BioPharma Inc. Condensed Statement of Operations (in thousands, except per share amounts)
Summary Balance Sheet Data (in thousands)